Exhibit 99.2

 Corrected Transcript

11-Nov-2022

ProFrac Holding Corp. (ACDC)

Q3 2022 Earnings Call

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

CORPORATE PARTICIPANTS

Rick Black Executive Vice President, Dennard Lascar Associates LLC	Ladd Wilks Chief Executive Officer, ProFrac Holding Corp.

Lance Turner Chief Financial Officer, ProFrac Holding Corp.	Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.

OTHER PARTICIPANTS

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Don Crist Analyst, Johnson Rice & Co. LLC

Daniel Kutz Analyst, Morgan Stanley & Co. LLC	Saurabh Pant Analyst, BofA Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the ProFrac Holding Corp.’s 2022 Third Quarter Earnings Conference Call.At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded. It’s now my pleasure to introduce your host, Rick Black, with Investor Relations. Thank you, Rick. You may begin.

Rick Black

Executive Vice President, Dennard Lascar Associates LLC

Thank you, operator. Good morning, everyone. We appreciate you joining us for ProFrac Holding Corp.’s conference call and webcast to review third quarter 2022 results. With me today are Matt Wilks, Executive Chairman; Ladd Wilks, Chief Executive Officer; Lance Turner, Chief Financial Officer; and Coy Randle, Chief Operating Officer.

Following my remarks, management will provide high-level commentary on the financial highlights of the third quarter and outlook, before opening the call up to your questions. There will be a replay of today’s call available by webcast on the company’s website at pfholdingscorp.com, as well as a telephonic recording available until November 17, 2022. More information on how to access these replay features is included in the company’s earnings release.

Please note that information reported on this call speaks only as of today, November 11, 2022, and therefore you are advised that any time-sensitive information may no longer be accurate as of the time of any replay listening or transcript reading. Also, comments on this call may contain forward-looking statements within the meaning of the United States federal securities laws, including management’s expectations of future financial and business performance. These forward-looking statements reflect the current views of ProFrac management and are not guarantees of performance. Various risks and uncertainties and contingencies could also cause actual results, performance, or achievements to differ materially from those expressed in management’s forward-looking

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

statements. The listener or reader is encouraged to read ProFrac’s Form 10-Q and other filings with the Securities and Exchange Commission, which can be found at sec.gov or on the company’s Investor Relations website section under the SEC Filings tab to understand those risks and uncertainties and contingencies.

The comments today also include certain non-GAAP financial measures as well as other adjusted figures to exclude the contribution of Flotek. Additional details and reconciliations to the most directly comparable consolidated and GAAP financial measures are included in the quarterly earnings press release that was issued yesterday, which can also be found on the company’s website.

And now, I would like to turn the call over to ProFrac’s Chief Executive Officer, Mr. Ladd Wilks. Ladd?

Ladd Wilks

Chief Executive Officer, ProFrac Holding Corp.

Thank you, Rick. To begin, I’d like to say how excited I am having completed our acquisition of U.S. Well Services. I wanted to welcome their team to the ProFrac family. We believe electric fracking represents the future of the industry and we’re excited to leverage our scale and capabilities along with the clean fleet technology as the largest provider of electric fracturing services in the world. And by changing our ticker symbol to ACDC after closing the U.S. Well Services acquisition, we wanted to communicate to investors that not only are we the market leader in e-fleets, but we also have a strong commitment to an ESG strategy of reducing fuel costs and minimizing emissions.

In addition, we just think the ticker is really cool. So as of today, after factoring in the acquired fleets, we have 39 fleets active and 8 of which are electric. Included in this fleet count is the deployment of ProFrac’s first internally manufactured electric fleet. We’re pleased to report that this fleet performed extremely well in its initial customer field test and was fully deployed this month. We continue to be impressed by the technical performance of these electric fleets. They’ve demonstrated the ability to pump at a high rate, high pressure consistently and reliably with very little fluctuation. Just as important, the economics are unmatched given the e-fleet’s 100% use of cheaper and cleaner burning natural gas. We look forward to this first e-fleet generating significant revenue and profitability in the back half of the fourth quarter.

Going forward and after U.S. Well Services fleets are brought closer to market rates, we expect to generate higher profitability on e-fleets due to their lower maintenance needs, smaller footprint, and the tremendous value proposition to our customer. In the meantime, we are focused on bundling opportunities, efficiency improvements, cost synergies, and other select strategies that we believe will improve the profitability of these fleets in the near term.

With the closing of the U.S. Well (sic) [U.S. Well Services] (00:05:16) acquisition, we now have four e-fleets under construction. We’re working to complete these additional e-fleets and expect full deployment of those fleets by early 2023, by which time we expect to have 44 active fleets. Fleet optimization remains a primary goal, which means we’re not just looking to add fleets, but to maximize the throughput and profitability of the fleets in operation for our clients and for ProFrac.

In addition to the electric fleet under construction, we’ve accelerated our Tier IV dual fuel upgrade program as the years progressed. Our goal is to stay ahead of customer demand as it relates to equipment type, and we believe that electric and Tier IV dual fuel fleets offer incredible benefits to our customers and represent the future of our industry.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Now, I want to highlight several key metrics from the third quarter. I’m extremely proud to report that we achieved 18% sequential growth in revenue, leading to a 22% sequential increase in adjusted EBITDA for the third quarter. Excluding other business activities, adjusted EBITDA increased $49 million from $218 million in Q2 to $267 million in Q3. Annualized adjusted EBITDA per fleet, excluding other business activities rose 23% to $34 million from $28.1 million in the second quarter. We believe these incredible results are the product of the best team in the industry, running the best equipment in the industry, focused on every aspect that makes our company, our customers and our suppliers truly great.

I believe it is important to highlight three critical areas that are driving our industry-leading profitability per fleet: pricing, our ability to control the supply chain and utilization. Pricing continued to move higher during the quarter and we see continued momentum with a data-driven approach. Our commercial team works constantly with each of our customers to drive home the value that ProFrac creates for their production return and ESG initiatives.

In addition to pricing, we saw further incremental expansion from increased bundling of materials used in the services provided by ProFrac. Vertical integration allows us to capture more share of our customers’ completions budget and this is a priority for ProFra as we believe it represents our largest top line growth opportunity in 2023. We have always aimed to provide sand, chemical, storage and logistics as we believe we can manage the complicated supply chain as a single provider more efficiently and reduce the risk of [ph] MPT on pad (00:08:06).

During the third quarter, we made great progress expanding the number of fleets that are bundling materials. By the end of the third quarter, we were providing approximately 40% of the sand we pump and 50% of the chemistry. Looking forward, we believe we have the supply, the proximity and cost advantages to become the primary choice for our customers.

Another equally important factor in our results is utilization. We posted the highest level of utilization for the company in terms of pumping hours. The goal of everyone at ProFrac is maximizing pumping hours from our commercial team focused on filling the calendar to our operations teams and maintenance teams focused on executing every single minute on pad and keeping equipment in optimal shape to reduce downtime. It’s because of these strengths that in Q3, we were able to reduce move times, pump more hours per day, pump more days per fleet, et cetera. These trends continued in October and I’m excited to see what the team can do moving forward.

Lastly, I want to provide a summary of what we’re seeing from our customers. Demand remains very strong for all fleet types, including increased demand for newer technology fleets as customers appreciate the economic benefits of next generation pumping technology. This equipment remains sold-out across the industry. As a result, pricing levels remain constructive for all equipment types as we look into Q4 and 2023. We completed the third quarter with a record level of efficiency and are carrying the efficiency into the fourth quarter. While we don’t expect year-end budget exhaustion to materialize this year, fourth quarter typically comes with some uncertainty around utilization due to holidays and the possibility of inclement weather. Overall, our 2023 pipeline and book of contracted work is very strong.

Our current calendar is the strongest we’ve seen in 14 years in this industry. I’ll now hand the call over to Lance and he’ll provide some comments on our financials.

Lance Turner

Chief Financial Officer, ProFrac Holding Corp.

Thank you, Ladd. We’re pleased to announce the improved results and the progress we made during the third quarter. On a consolidated basis, revenue for the third quarter totaled $696 million, up nearly 20% compared to the second quarter. We can’t remain constant at 31 fleets for the quarter. The increased revenue was driven by higher average pricing, higher material sales and increased efficiencies of our fleets.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

We really saw improvements in every area during the quarter. Net income was $143 million for the quarter compared to $70 million in the second quarter. Earnings per Class A share was $1.09. Adjusted EBITDA was $256 million or $267 million when excluding the EBITDA loss attributable to our other business activities or Flotek.

This resulted in $34.5 million of adjusted EBITDA per fleet on an annualized basis, excluding Flotek, which represents a 23% improvement from the prior quarter. Selling, general and administrative costs totaled $70 million and included approximately $12.9 million in stock-based compensation, $9.7 million related to Flotek and $5.8 million in transaction-related expenses.

When excluding these items, SG&A was relatively flat from the prior quarter. The increase in Flotek was primarily due to the third quarter having a full quarter of activity compared to the second quarter that only had a partial quarter of Flotek results.

Turning to our business segments, Stimulation Services segment generated revenues of $669 million in the third quarter, up 16% from the second quarter. Adjusted EBITDA for Stimulation Services was $215 million compared to $196 million in the prior quarter. As mentioned, the increase from the prior quarter was driven by increased pricing, a greater amount of materials provided during the quarter, and increased utilization of our equipment.

The Manufacturing segment generated revenues of $49 million in the third quarter, up 40% from the second quarter. Approximately 95% of this segment was intercompany revenue for products and services provided to the Stimulation Services segment. Adjusted EBIDTA for the Manufacturing segment was $8.4 million, down slightly from $9.4 million in the second quarter. This segment’s throughput increased this quarter primarily driven by an increase of its activity in support of ProFrac’s fleets. These increased product sales were largely offset by continued cost pressures on underlying raw materials during the quarter.

The Proppant Production segment generated revenues of $25 million in the third quarter, up 41% from the second quarter, which was primarily driven by a partial quarter contribution from our newly acquired Monahans sand mine. Approximately 56% of this segment was intercompany, compared to 66% in the previous quarter. The reduction of intercompany activity was driven by the customer mix of the newly acquired Monahans sand mine.

Adjusted EBITDA for the Proppant Production segment was $9.2 million, down from $12.6 million in the second quarter. The primary drivers of the reduced profitability were lower utilization of our sand mines due to maintenance downtime and a lower average selling price per ton. Other business activities which represents Flotek generated revenues of $47 million and negative $11 million in adjusted EBITDA. This represents the first full quarter of consolidated Flotek results.

Capital expenditures were $123 million for the quarter, excluding acquisition-related CapEx. Approximately 75% of the current quarter CapEx related to various growth initiatives that are underway as we continue to adapt our capital program to the current environment. We expect full year CapEx to range between $330 million and $350 million, 30% of which will be considered maintenance on our fleet.

The increase to our capital budget reflects an acceleration of a number of growth-related initiatives we have outlined previously, which we think have and will continue to improve our pumping hours and our profit generating potential. We continue to accelerate our engine upgrade program as the year progressed, converting more Tier 2 engines to Tier 4 DGB engines.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

We were previously upgrading 5 to 10 engines per month and have increased that level to 10 to 20 engines per month. We expect the full-year cost for this initiative to be approximately $50 million. We continue to believe in this value proposition to our customers and see more customers requesting this technology. After deploying the first fleet, we expect the construction of our first three electric fleets to cost approximately $75 million. We are over 70% complete on these three fleets as a group and expect to deploy the second and third fleet in early 2023.

The Lamesa sand plant is expected to be operational at the beginning of December and should come in at a cost to construct of approximately $45 million. We are also investing approximately $30 million in reducing the number of fleets waiting for maintenance and establishing a robust swing program to allow for equipment to be returned to service quicker and help ensure our equipment continues to pump more hours per month.

Turning now to debt and cash flow. Excluding the amounts attributable to other business activities, we ended the second quarter with $549 million in outstanding principal debt and $246 million in liquidity. When we talk about liquidity, we exclude the liquidity attributable to Flotek, because while we do consolidate their results, we do not have the ability to use their cash or liquidity in the rest of our operation.

Operating cash flow was $172 million during the quarter, which was impacted by an approximate $57 million in working capital build due to higher materials, higher pricing and higher efficiency. Subsequent to the third quarter, and as of October 31, we had approximately $163 million outstanding on our ABL. The ABL draw was in anticipation of the U.S. Well Services closing on November 1.

In connection with this transaction, we issued 12.9 million shares to U.S. Well Services stockholders, and we used approximately $210 million of cash, net of cash acquired. Cash used includes $170 million for the retirement of the majority of U.S. Well Services’ debt and other transaction-related fees and expenses.

In addition, we assumed approximately $35 million in equipment related financing as part of this transaction. After this transaction, we expect to have approximately $650 million in net debt and have approximately 155 million shares outstanding. As we look into the fourth quarter, as Ladd mentioned, pricing continues to remain strong as we incorporate the fleets acquired in the U.S. Well Services acquisition, we expect some fluctuations in our per-fleet profitability metrics.

Activity levels and more importantly, efficiency levels have started strong. But visibility into November and December is opaque. That being said, we expect incremental improvement to our third quarter revenue with the higher fleet count as we add the U.S. Well Services fleets into our operations.

I’d now like to turn the call over to Matt.

Matthew D. Wilks

President & Executive Chairman, ProFrac Holding Corp.

Thank you, Lance. I’m extremely pleased with our company’s commitment and hard work that continues to generate improved operational efficiencies and financial growth as we continue to scale the business. I believe our employees are the best in the industry and are the key to our success. Our view of the macro environment in oilfield services remains bullish, and we believe we are extremely well-positioned for the current US frac market where supply of pressure pumping horsepower is limited and incremental horsepower is bottlenecked.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Our two-pronged growth strategy is acquire, retire, replace on the equipment side and enhanced scale through vertical integration on the operations side. This is gathering significant momentum, demonstrating its potential to generate strong and lasting returns for all of our stakeholders. The dynamics in the marketplace that we have been speaking about since our IPO have not changed. Many competitors are completely sold out. Most have legacy footprints in need of upgrade, and the supply chain for maintaining and upgrading existing fleets remains extremely strained with a limited ability to build new capacity.

On top of that, capital is even more expensive than it was just six months ago. Taken together, these dynamics both bolster our confidence that there is a great deal of length left in the cycle and margin expansion will continue throughout. We continue to believe this is the best backdrop that we’ve seen since we started in the shale industry, and we see this lasting for quite some time.

In just the past six months, we have grown the scale and scope of our business tremendously by acquiring FTSI, acquiring the Monahans West Texas Sand Operations last quarter, and now the acquisition of U.S. Well Services. I would like to reiterate how excited I am for the U.S. Well acquisition. Not only because of the company that the U.S. Well team created, but because of what we can build together now that we have joined forces. As we did with previous acquisitions, immediately after closing, we visited with each of U.S. Well’s customers. The feedback was overwhelmingly positive and I look forward to reporting our results over the next few quarters as this acquisition starts to show its true potential.

Our goal is to bring the U.S. Well fleets closer to our fleet profitability within 2023. This will include working with customers to adjust pricing to market prices within the constraints of existing contracts. But that increased profit will also come from applying our in-house manufacturing cost advantage, best practices, improved cost structure and the ability to bundle materials.

The other thing I would like to touch on is our capital expenditure outlook. As Lance mentioned, we allocated more capital to our equipment. As you can see from our results, our equipment is pumping more and earning more than ever before. Our first priority is to reduce the risk of downtime for our customers, and we are allocating more capital to ensure we do that in this environment.

Our maintenance group has been hard at work upgrading engines, establishing a swing program to reduce maintenance time and reducing the amount of equipment that is in the maintenance cycle. We see these investments as being non-recurring. Our maintenance expenses will continue at industry-leading levels that we’re known for.

One example is that we invested heavily during the quarter to reduce the amount of equipment currently in maintenance status and established a swing component program to speed up the time it takes from the point a pump has a failure to the time it is back pumping. We think approximately 15% of the industry’s capacity is not pumping because it is in some stage of maintenance. This investment allows – has allowed us to reduce the amount of equipment we have in maintenance from that 15% level to the 6% and 8% levels that our equipment is currently in and this is probably the highest return on the investment that we have seen in this environment. This allows us to increase efficiency and reduce downtime in a favorable pricing environment. We expect this to pay dividends over the course of Q4 and into 2023. This also helps us prepare for the addition of the U.S. Well fleets.

Ultimately, I look at it like it’s a NASCAR race. The driving and mechanical failures can be predictable and consistent, therefore your edge really comes from the ability to reduce downtime and increase track time by having the fastest pit crew on the track and we’re willing to invest to shave off hours and days from our maintenance cycle. As we mentioned on the last call, we think the opportunity to expand our vertical integration and control more of the entire supply chain presents just as much potential as running a frac fleet. Continuing to expand the number of fleets we are providing materials to is one of our key priorities and one of the major opportunities for future profit expansion and our ability to create incremental value for our customers.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

By not only providing the sand for our customers in a reseller arrangement, we can also mine the sand for our customers which allows us to concentrate the earnings power of each of [ph] those (00:23:36). When we acquired FTSI, their fleets were primarily unbundled as are the U.S. Well fleets that we just acquired.

As Ladd mentioned, we’re only providing about 30% to 40% of the sand that we pump. And I see a large opportunity in that metric. We think that the entire supply chain from materials to logistics of – to the logistics of those materials could – per fleet opportunity that our customers are already paying to a variety of vendors. This strategy will not only increase our fleet profitability above what we believe to be an industry-leading level, it will also result in a higher quality of cash conversion due to significantly lower CapEx needs on a per fleet basis.

In our recent sand mine acquisition, we continue to see an industry struggling through logistical inefficiencies in terms of both trucking and sand sourcing and availability. With our strategically located sand mines in West Texas, I believe we can improve the sourcing efficiencies for our customers, offering savings on a per ton basis while increasing our margins considerably. We expect our third sand mine to be operational in late November and I look forward to demonstrating the value of those assets.

With regard to the next step in our growth initiatives, we remain fully committed to our proven acquisition strategy that is based on very strict criteria for what is considered an accretive transaction and to maximize the cash generation. We will continue to put all potential acquisitions under the same technical and financial microscope. A key driver within our strategy is enhancing vertical integration.

As we continually state, having custody and control of our supply chain is one of the biggest drivers of utilization and profitability on our fleets. We remain extremely thoughtful about our overall leverage. At the third quarter, our leverage is at 0.8 and we believe that we are on track to maintain our target of being below 1 turn of debt to EBITDA.

Before we open the call to your questions, I’d like to reiterate that we are bullish on the future of our industry and even more so on ProFrac as we continued to execute on our acquire, retire, replace and vertical integration strategies. We plan to continue to redefine what is possible for an oil field services company.

And with that, I will now turn the call to the operator to take your questions.

Ladd Wilks

Chief Executive Officer, ProFrac Holding Corp.

Hey, Matt, wait a second. With today being Veterans Day, I would just like to express my gratitude to all the men and women that have served this country. We get the opportunity to work with so many veterans here at ProFrac and they’ve shaped the industry and they shape ProFrac. And I just want to say a special thank you to every one of them. Thank you for your service. Thank you. Go ahead. Go ahead, operator.

Matthew D. Wilks

President & Executive Chairman, ProFrac Holding Corp.

Thanks for saying that, Ladd.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Our first questions come from the line of Stephen Gengaro with Stifel. Please proceed with your questions.

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

Thank you and good morning, everybody.

Ladd Wilks Chief Executive Officer, ProFrac Holding Corp.	A

Good morning, Stephen.

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Good morning.

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

So, two things for me. The first is around the U.S. Wealth Service assets, we [ph] were one of the few people who were (00:27:34) still covering the stock near the end of its life as a separate company .And clearly, the contract terms seemed under-market, but also they suffered, I think, from a lot of under absorption because the overhead sort of stayed in place while the e-fleets were delivering. Can you give us a sense for the drag [ph] on that? (00:27:56) Obviously, we’ve got built some seasonality into your existing assets, but I know it’s – I think it’s seven active fleets, but are we talking about assets which are making $20 million of EBITDA per fleet or less than that as they get [indiscernible] (00:28:10) fracking? How should we think about the timing of those rolling?

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Yeah. I think the best way to answer that is, is looking at the individual KPIs where we would expect to see somewhere from 10% to 15% per fleet dilution across our entire fleet. However, when you look at the legacy ProFrac and what we have with our new e-fleet that’s been deployed in Q4 is phenomenal and we expect to see that carry on as well as the addition of additional bundled fleets. So, I think that Q4 is going to be a phenomenal quarter for us over Q3. However, we need to highlight that as we integrate U.S. Well, you will see a slight dilution on our per fleet metrics. However, when we look at these acquisitions, we pride ourselves in our ability to integrate quickly and we’re very excited about the opportunity to work with our new customers.

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

If you were sitting here in 12 months reporting 3Q 2023 and you had all the fleets working, plus the new ones, would you be surprised if the EBITDA per fleet was below what you just reported?

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Can you ask that again?

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

Your EBITDA per fleet this quarter, if you [ph] fold in (00:29:41) these fleets and you have the new assets in place and you’re sitting here 12 months from now, and it’s 3Q 2023 results, would you be surprised if your EBITDA per fleet wasn’t equal to what you just did?

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

I would not be surprised.

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay. Right. Just one final one. I mean, you guys have been acquisitive.

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Yeah. We...

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

Can you sort of...

Ladd Wilks Chief Executive Officer, ProFrac Holding Corp.	A

Just to clarify. That’s kind of a loaded question. I would not be surprised if it’s equal to or greater.

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay. I [ph] would be, I was just hoping you clear that (00:30:15). Your acquisition strategy has obviously proven to be very positive so far. Can you talk about the kinds of things you’re looking at [ph] is it (00:30:31) fleets or are there other things out there that you think could be value-enhancing to the ProFrac franchise?

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

So we’re incredibly critical. And we watch everything in the market. We try to stay up with what’s going on. But we won’t do a transaction that we don’t see as highly accretive. And that doesn’t fit just right into our overall business. When we look at the vertical integration that we have in place, whether we’re looking at pressure pumping equipment or supply chain assets, it needs to be something that fits right in like a puzzle piece and allows us to execute on immediate commercial synergies, whether that’s through better operational performance or from bringing a higher contribution margin across the bundling of these fleets.

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q

Okay. Thank you. Thank you for the details.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Thank you.

Operator: Thank you. Our next question will come from the line of Dan Kutz with Morgan Stanley. Please proceed with your questions.

Daniel Kutz Analyst, Morgan Stanley & Co. LLC	Q

Hey. Thanks. Good morning, everyone.

Ladd Wilks Chief Executive Officer, ProFrac Holding Corp.	A

Good morning.

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Good morning.

Daniel Kutz Analyst, Morgan Stanley & Co. LLC	Q

I just wanted to ask on shareholder returns, what [ph] you guys’ latest thinking is (00:32:01), your latest strategy is there? I appreciate that there’s – that it seems like a dividend is probably what you guys have messaged has been the most attractive, but there is some more float out there with the U.S. Well Services acquisition. So just wondering if buybacks would be contemplated at any point, but just wondering if we could hear your latest thoughts on your shareholder return strategy.

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Certainly. So, we don’t expect to see any buybacks just because we want to make sure that we have a very high- quality float that provides the liquidity that our shareholders look for. As far as shareholder returns, of course, this is a controlled company. And so, what we hope is that everybody appreciates and recognizes just how aligned the interests are and being able to return capital to stakeholders quicker or sooner than later.

At this time, we can’t provide guidance on that, only that we continue to perform exceptionally well, generating exceptional results. And we expect that to continue in a way that would allow us to provide better guidance in a much more material way. And along those lines, look, everything we do is about rightsizing the business, scaling the vertical integration so that we can increase the total returns on a per asset basis. And so, with that respect, this is all about expanding the business so that we can deliver distributable cash flow and then return it to our stakeholders. So, this is a very high commitment that we have with this organization, and we look forward to providing further guidance in the near future.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Daniel Kutz Analyst, Morgan Stanley & Co. LLC	Q

Great. That all makes a lot of sense. And then I just want to ask one. I want to appreciate putting out the slide kind of outlining the economics, especially with respect to fuel costs between the diesel fleet, [ph] Tier IV (00:34:17) dual-fuel fleet and an electric fleet. I just wanted to ask or get you guys thoughts on the extent to which you’re actually seeing a – the disparity that you’re highlighting kind of materialize out in the market is, can we kind of take that illustrative example and kind of apply to what the earnings power of those different tiers of fleets actually is, or is that something that you think kind of there’s still – there still needs to be a transition process before that’s kind of fully realized in the market? Just wondering if you could kind of expand on that illustration a little bit more.

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Certainly, it’s really all of those. And I’m not going to provide any specific detail on one fleet to the next. Only that the total savings and the arbitrage between diesel and natural gas has only increased. It continues to increase. And the way that that factors in commercially as well as with the decisions that our customers make on how they plan their budgets is increasingly a part of that calculus. It’s increasingly a part of the decision that they have to make and how they treat their vendors when they’re making these decisions.

So, we highlight that specifically so that we can show just how material this transition is. We can’t provide guidance on how long that transition will take, but we believe that it is certainly an element that should be factored in, associated with this upgrade cycle and how you think about the availability of horsepower on a go-forward basis. This is an upgrade cycle, and certainly not a new build cycle. The displacement that you see from fuel efficient next gen fleets is real and it’s highlighted by the excessive costs of diesel relative to the natural gas that is being replaced with.

Daniel Kutz Analyst, Morgan Stanley & Co. LLC	Q

Great. That’s all really helpful. Thanks a lot, guys. I’ll turn it back.

Ladd Wilks Chief Executive Officer, ProFrac Holding Corp.	A

Thank you.

Operator: Thank you. Our next question comes from the line of Don Crist with Johnson Rice. Please proceed with your questions.

Don Crist Analyst, Johnson Rice & Co. LLC	Q

Good morning, gentlemen, and thank you for the lively whole music. It’s very appropriate with your change in ticker. I wanted to talk about maintenance and maintenance overall, but in specifics the $30 million that you’re spending to streamline operations and get your fleets back out quicker. Can you contrast that to what the rest of the kind of pressure pumping industry does? I.e, if they’re going to a [ph] worn cad (00:37:16) or something like that, can you talk about the difference in time between them repairing their fleets and yours and just how you’re differentiated there?

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Certainly. Certainly. I’m glad you asked. So, when you look at having third parties come in and rebuild your engines or rebuild your transmissions, you’re looking at a very long lead time where you could see that that equipment gone for anywhere from eight weeks or more before you see it again or before you’re able to pump again. And with our in-house resources, we were able to get that down to around three to four-week timeframe. But with this new growth initiative that we’ve put in place, we’re able to keep swing units in the district on engines, transmissions and power-ins, so that we can turn those pumps back to service within a 72-hour timeframe.

So, when we look at this, it’s basically the equivalent of reducing a pit crew’s pit stop from 2 minutes and 40 seconds to 10 seconds. It’s just – it is incredible. But the best part is, is our maintenance CapEx on a per unit basis is relatively unchanged, it’s relatively consistent. And so, when you look at how that race car goes around the track, those tires wear out at the same pace, at the same rate on the miles driven and the fuel consumption, it consumes the same amount of fuel going around that track. And so, the wear and tear with this program that we’ve put in place keeps everything relatively consistent.

However, this is a true improvement on our pit crew that reduces the downtime, if any of that equipment, and a product of that is a significant reduction in the amount of horsepower that is tied up in that static state waiting to be repaired and put back into service.

Don Crist Analyst, Johnson Rice & Co. LLC	Q

It’s very impressive. And on the sand mines, [ph] West Monger (00:39:29) seems to be a little bit delayed versus prior expectations, but it seems like it’s going to come on later this month. Can you just talk about the ramp-up there and any guidance around sand volumes as we go into the fourth quarter? Obviously, I believe they’ll ramp up a little bit, but it’s a little bit hard for us to model what contributions sand may have in the overall going forward.

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Typically, with a new mine, you’ll have a ramp-up period that can range anywhere from two to four months. Obviously, our expectation and our goal is to certainly beat that and beat the better bookend that I just provided. But for modeling purposes, I think it’s safe to use the two to four months. And hey, I got to give us something that we can beat so that we look good every quarter.

Ladd Wilks Chief Executive Officer, ProFrac Holding Corp.	A

Yeah. Don, I would also add that we’re running – we just started running now, so we should be starting up very soon. Our plan is to be shipping sand by the 20th this month.

Don Crist Analyst, Johnson Rice & Co. LLC	Q

Okay. That’s good to hear. And just one more quick one, maybe for Lance. As you roll in U.S. Well Services, any guidance around SG&A, I’m sure that it’s going to go up some. But is that going to be like a couple million dollars a quarter, or is it a little bit more than that?

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Lance Turner Chief Financial Officer, ProFrac Holding Corp.	A

It’s going to be a little bit more than that. I think they [ph] will run at (00:41:05) about $20 million per year, and I think that it’ll take us a little bit of time to kind of realize the synergies that we laid out when we announced the transaction. But we feel good about realizing those in over the next, call it, six months.

Don Crist Analyst, Johnson Rice & Co. LLC	Q

Okay, so probably just under $5 million or so. So, okay, I appreciate it. I’ll turn it back.

Operator: Thank you. Our next questions come from the line of Saurabh Pant with Bank of America. Please proceed with your questions.

Saurabh Pant Analyst, BofA Securities, Inc.	Q

Hi. Good morning, Matt, Ladd and Lance. I wanted to start on I think a comment you made in your prepared remarks that the 2023 [ph] book of work is (00:41:50) the strongest in 14 years, which is obviously very impressive. Can you talk to that a little bit what kind of visibility do you have? What are you seeing across public and private E&P than maybe the majors? Can you just speak to that a little bit?

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Certainly. So when we look at the environment, the strength of the commodities and the outlook for each of our customers, we see our backlog filling up in the strongest way than any previous year for 2023. We think that this carries over into a very strong year-over-year increase of activity. However, when we look at our peer class and [ph] their (00:42:33) current state of the oil field services market with the challenging supply chain, what we’re looking at is a fully sold-out market with a difficult outlook in the industry’s ability to respond to that higher spending level and higher activity level that the customers are demanding. So, this positions as incredibly well with our vertical integration, our superior supply chain management and the next-gen fleets that we have that allows us to get higher utilization at a lower total cost to the customer, while also providing industry-leading service and utilization.

Saurabh Pant Analyst, BofA Securities, Inc.	Q

Okay. Okay. Perfect. And then maybe, I don’t know if you’re in a position to speak to 2023 CapEx right now, but if you can give us some direction guidance or walk us through the moving pieces, that would be helpful.

Lance Turner Chief Financial Officer, ProFrac Holding Corp.	A

Yeah. We’re still going through the process specifically, kind of absorbing U.S. Well and getting that set for next year, but I wouldn’t expect it to be all different from this year. We’ll have more maintenance because of the higher fleets. I think we’re looking at around, call it, $3 million per fleet per year, $3 million, $3.5 million. But then the growth initiatives, we’re outlining now. And so, we’ll have bottoms-up build as we look forward, but I wouldn’t expect it to be that different.

Saurabh Pant Analyst, BofA Securities, Inc.	Q

Okay. Okay. So broad strokes, you’re thinking $330 million to $350 million and that’s [indiscernible] (00:44:14)

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

Lance Turner Chief Financial Officer, ProFrac Holding Corp.	A

Probably. Probably a broader range somewhere, $275 million to $350 million range.

Saurabh Pant Analyst, BofA Securities, Inc.	Q

Okay. Okay. Okay. Okay. I get it. And just one last one quickly for me. I think you said in your prepared remarks you’re going from upgrading 5 to 10 engines per months to now 10 to 20 engines per month. Obviously, it looks like that’s backed by demand from your customers. But how should we read into that from a supply chain perspective? Is supply chain easing such that that you are able to get more engines per month just for a broader read-through on the market – on the supply chain front?

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.	A

Yeah. So, it’s difficult to say what this does to the overall market. We’ve got incredible relationships with our vendors, with the OEMs. And so, when it comes to our scale, I think that gives us a unique relationship and contact with those vendors. And so, we’ve been working with them. We’ve had programs in place, and really even through the COVID years, we were switching to Tier 4 then and maintained that relationship with these vendors, and I think that carries through really well in times like these when we’re putting orders in to expand or accelerate or upgrade programs.

Saurabh Pant Analyst, BofA Securities, Inc.	Q

Okay. Okay. Okay. I get that. Okay, guys. Thank you. I’ll turn it back.

Operator: I would now like to turn the floor back over to management for any closing comments.

Matthew D. Wilks President & Executive Chairman, ProFrac Holding Corp.

Q3 was incredible, and it’s – but it’s behind us. And we’re right in the middle of Q4, and we’re very excited about what we’re seeing, how our crews are working, the utilization on our equipment, and the quality of our customers. We’re very excited to be where we are and to continue improving and pushing the industry forward. And we especially look forward to 2023 and what we can deliver on distributable cash flow for our stakeholders. And unless anyone else has anything to say, I’d just – I’d I say thank you to all the veterans, and have a good day.

Operator: Ladies and gentlemen, thank you for your participation. This does conclude today’s teleconference. You may disconnect your lines at this time. Have a great weekend.

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ProFrac Holding Corp. (ACDC) Q3 2022 Earnings Call	Corrected Transcript 11-Nov-2022

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